EXHIBIT (10.4)


                       SEPARATION OF EMPLOYMENT AGREEMENT
            BETWEEN NATIONAL RESEARCH CORPORATION AND SHARON FLAHERTY

       This Agreement is entered into between National Research Corporation, 1033 "O" Street, 4th Floor, Gold's Galleria, Lincoln, NE 68508 (the "Company") and Sharon Flaherty, 6700 Old Dominion Road, Lincoln, NE 68516 ("Employee"), effective as of June 11, 1998 (the "separation date"). Employee and the Company mutually agree that the employment agreement entered into between Employee and the Company dated as of the 1st day of December, 1996 ("Employment Agreement") is terminated by the Company, effective June 11, 1998, in full accordance with all of the terms of that Employment Agreement including without limitation its Paragraph 10.

       In consideration of this mutual Agreement Employee and the Company hereby agree as follows:

       1. Severance Compensation. In full settlement of the severance compensation obligations of Paragraph 10 of the Employment Agreement the Company shall pay Employee a single lump sum amount of Two Hundred Eighty Thousand Seven Hundred Thirty-seven Dollars ($280,737) reduced for applicable payroll taxes and withholding. Payment will be made within not more than five (5) working days of Employee's execution of this Agreement provided the conditions of Paragraph 6 have been met. This lump sum payment is deemed to be severance pay and will not be treated as compensation for purposes of any retirement program of the Company.

       2. Other Compensation Matters.

           (a) The Company will pay for, or reimburse Employee for, amounts not to exceed Three Thousand Five Hundred Dollars ($3,500) for the cost of outplacement services incurred by Employee.

           (b) The Company will pay Employee for sixty-five (65) accrued but unused vacation hours.

           (c) The Company has previously reimbursed Employee for all business expenses incurred on the Company's behalf by Employee.

           (d) No annual incentive compensation is payable to Employee for the portion of 1998 for which Employee worked for the Company.

           (e) No long term incentive compensation is payable to Employee for Employee's period of employment with the Company. Employee is not vested in any stock options issued to Employee by the Company and such options terminate immediately upon Employee's separation from service with the Company.

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       3. Medical and Group Life Insurance.

           (a) Employee agrees to make a timely COBRA health insurance continuation election to assure continuation of Employee's (and family members currently covered) health insurance coverage for up to eighteen (18) months after Employee's separation date. During the COBRA continuation coverage period, up to a maximum of eighteen (18) months, the Company will subsidize Employee's monthly COBRA continuation premium, which shall not be reported as income, so that Employee's cost of continuation coverage will not exceed sixty-five percent (65%) of the premium charged for similar coverage to an active employee of the Company participating in the Company's pretax premium payment program. For example, if an active employee's charge per pay period for similar coverage was a pretax amount of One Hundred Twenty Dollars ($120.00), the charge to Employee on an after tax basis would be sixty-five percent (65%) of that amount, or Seventy-eight Dollars ($78.00) per pay period.

           (b) The Company has made the 1998 premium payment on the term life insurance policy described in Paragraph 7 of the Employment Agreement. No further premium payments will be made by the Company on this policy and Employee is not covered by any other component of the Company's group life insurance program after Employee's separation date.

       4. Nondisclosure and Noncompetition. Employee agrees that the covenants regarding nondisclosure and noncompetition set forth in Paragraphs 13 and 14 of the Employment Agreement remain fully effective and that the expiration date under Paragraph 14 is November 30, 1999. In addition, in the event Employee or anyone acting at Employee's direction at any time prior to December 1, 1999, shall substantially denigrate the Company (including its business operations), or its officers or directors, including without limitation by way of news media or the expression to news media of personal views, opinions or judgments, the Company shall be entitled to withhold and terminate any all payments and benefits under this Agreement and/or the Company shall be entitled to pursue any other available legal or equitable remedies. The Company, including its officers and directors similarly agrees not to denigrate the Employee.

       5. Tax Payments, Withholding and Reporting. Employee recognizes that certain payments provided under this Agreement may result in taxable income to Employee which the Company will report to the appropriate taxing authorities. The Company has the right to deduct from any payment made under this Agreement any federal, state, local or other income, employment or other taxes it determines are required by law to be withheld with respect to such payments.

       6. Severability. In the event any one or more of the terms of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining terms of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable term shall be replaced by a term, which, being valid, legal and enforceable, comes closest to the intention of the parties underlying the invalid, illegal or unenforceable terms. However, in the event that any such term of this Agreement is adjudged by a court of competent jurisdiction to


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be invalid,  illegal or unenforceable,  but that the other terms are adjudged to be valid, legal and enforceable if such invalid, illegal or unenforceable term were deleted or modified, then this Agreement shall apply with only such deletions or modifications, or both, as the case may be, as are necessary to permit the remaining separate terms to be valid, legal and enforceable.

       7. Company Property. Employee affirms that Employee has previously delivered to the Company the original and all copies of all documents, records, electronic files, and property of any nature whatsoever which were in Employee's possession or control and which are the property of the Company or which relate to the business activities, facilities, or customers of the Company, its subsidiaries, or its affiliates, including any records, documents or property created by Employee and, where such records may be maintained on hard disk files on computers owned by Employee, such files have been purged and eliminated.

       8. Other Agreements. This Agreement does not limit or restrict in any way Employee's rights under the Company's employee benefit plans. All the terms of agreement relating to Employee's separation from employment with the Company are embodied in this Agreement, which incorporates by reference Paragraphs 13 and 14 of the Employment Agreement. This Agreement fully supersedes any and all prior agreements or understandings between Employee and the Company.

       9. Governing Law, Dispute Resolution, Etc. This Agreement shall be governed by the substantive laws of the State of Nebraska without regard to its conflict of laws provisions. The parties agree that any proceeding to resolve any dispute arising hereunder will be brought only in the courts of the State of Nebraska or in the courts of the United States of America for the District of Nebraska, and that each party irrevocably submits to such jurisdiction, and hereby waives any and all objections as to venue, inconvenient forum and the like. It is the intention of the parties hereto, however, that to the extent practicable, the parties will endeavor to settle any dispute arising hereunder first through the process of non-binding mediation to be conducted in Lincoln, Nebraska. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

       10. Indemnification. The Company shall indemnify Employee if Employee is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that Employee is or was a director (including advisory board member), officer, employee or agent of the Company or Employee is or was serving at the request of the Company as a director
(including advisory board member), officer, employee or agent of another corporation or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Employee in connection with such action, suit or proceeding if Employee acted in good faith and in a manner Employee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Employee's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Employee did not act in good faith and in a manner which Employee



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reasonably  believed  to be in or not  opposed  to  the  best  interests  of the
Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that Employee's conduct was unlawful. Expenses incurred by Employee in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of Employee to repay such amount if it shall ultimately be determined that Employee is not entitled to be indemnified by the Company as authorized in this paragraph. The indemnification and advancement of expenses provided by this paragraph shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any section of the corporation law of Nebraska as now in effect or as the same may hereafter be amended, or under any agreement, vote of stockholders or directors, or otherwise both as to action in Employee's official capacity and as to action in another capacity while holding such office. The indemnification and advancement of expenses provided by this paragraph shall, unless otherwise provided when authorized or ratified, continue after Employee has ceased to be a director (including advisory board member), officer, employee or agent and shall inure to the benefit of Employee's heirs, executors and administrators.

       11. Form 5 Representation. Employee, who served as Vice President-Sales, Marketing and Client Services of the Company until the separation date, hereby represents to the Company that she will not be required to file a Form 5 under
Section 16 of the Securities Exchange Act of 1934, as amended ("Section 16"), for the Company's fiscal year ending December 31, 1998, because she (i) has reported all transactions (if any) required to be reported under Section 16 that occurred from December 31, 1997 through the separation date; and (ii) did not, during the six months preceding the separation date, engage in a transaction in Company securities that was not exempt under subparagraph (b) of Section 16.

       Dated this 26th day of June, 1998.

                                            NATIONAL RESEARCH CORPORATION

                                                /s/ Michael Hays
                                            Michael Hays, President

                                                /s/ Sharon Flaherty
                                            Sharon Flaherty, Employee